Horizon Technology Finance Announces

Renewal and Assignment of Credit Facility with Improved Terms

Company Partners with New Lender to Secure a Lower Interest Rate,

Extended Term and Improved Structure

FARMINGTON, Conn., November 5, 2013 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced that it has renewed and amended its revolving credit facility (“Credit Facility”) previously administered by Wells Fargo Capital Finance (“Wells Fargo”) and facilitated the assignment of all rights and obligations of Wells Fargo under the Credit Facility to Key Equipment Finance, Inc. (“Key”).

The Credit Facility, as amended, provides the Company’s wholly owned subsidiary, Horizon Credit II LLC, with a $50 million commitment from Key and contains an “accordion” feature allowing additional lenders to make commitments under the Credit Facility up to an aggregate commitment of $150 million. There can be no assurance that additional lenders will make any commitments under the Credit Facility.

Effective November 4, 2013, the Credit Facility will have a LIBOR floor of 0.75%, compared to a previous LIBOR floor of 1.00%. The stated interest rate under the Credit Facility is one-month LIBOR plus 3.25%, for a current interest rate applied on outstanding balances of 4.00%, as compared to a previous interest rate of 4.25%. The amended Credit Facility has a three-year draw period beginning November 4, 2013 followed by a two-year term out option. The Company may borrow under the Credit Facility at an advance rate of 50% against eligible loans. The Credit Facility, as amended, now allows the Company to borrow against a higher percentage of eligible loans secured by a second lien.

Horizon intends to use the Credit Facility to leverage its existing investments, as well as deploy additional capital for new investments. The amended Credit Facility with Key complements the Company's existing term loan credit facility.

“We are pleased with the significantly improved terms of our revolving credit facility,” said Christopher M. Mathieu, Senior Vice President and Chief Financial Officer. “Our new relationship with Key Equipment Finance provides Horizon with more favorable asset eligibility, a reduction in the credit facility interest rate, and an extension in the remaining revolving period by more than two years. With Key’s new commitment, we have obtained improvements in our borrowing capacity which we expect will drive net investment income as we utilize the facility.”

“We are excited to partner with one of the leading venture lenders in the market. With Key Equipment Finance’s strong financial backing combined with the substantial market expertise of the Horizon team, this facility considerably enhances Horizon’s future prospects”, said Rian W. Emmett, managing director of Key Equipment Finance. “We pride ourselves on partnering with distinguished market leaders such as Horizon and look forward to a mutually rewarding relationship for years to come.”

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

About Key Equipment Finance

Key Equipment Finance is one of the largest bank-based equipment finance providers in the U.S. The company provides tailored equipment lease and finance solutions for commercial clients and government entities. Through its vendor services unit, equipment finance programs are developed for manufacturers, distributors and resellers in the U.S., Canada and Europe. Key Equipment Finance also provides lease capital markets support for corporations looking to optimize risk and revenue. Through its lender finance unit, the company provides structured facilities to various sectors of the specialty finance market, including but not limited to: equipment finance and leasing companies, asset based lenders, transportation lessors and small business and middle market lenders and finance companies.  Headquartered outside Denver, Colorado, Key Equipment Finance manages $8.5 billion in assets and originates nearly $4 billion of equipment financing annually. The company has management and operations bases in Albany, New York; London, England; Frankfurt, Germany; Madrid, Spain; Milan, Italy; Paris, France and Toronto, Canada. The company, which supports clients in 17 countries, employs approximately 500 people worldwide and has been in the equipment financing business for 40 years. For more information, visit www.KEFonline.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com